Exhibit 99.1

         First Consulting Group (FCG) Announces Resignation of Director


    LONG BEACH, Calif.--(BUSINESS WIRE)--Feb. 8, 2007--FCG
(NASDAQ:FCGI), a leading provider of outsourcing, consulting and systems implementation and integration to the health-related industries, announced today that Fatima J. Reep has resigned from the Board of Directors, effective immediately. FCG will not seek to fill the Board seat, reducing the number of directors to eight.

    Douglas G. Bergeron, Chairman of FCG's Board of Directors, said, "On behalf of First Consulting Group and the other members of the Board, I would like to extend a thank you to Ms. Reep for her many years of service and contribution to the Company."

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, offsite and offshore outsourced services, FCG provides low-cost, high-quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.



    CONTACT: First Consulting Group
             Larry Ferguson, CEO, 562-624-5220
             Thomas Watford, EVP, COO and CFO, 562-624-5300